Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & COO

Wednesday, August 13, 2003	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 2nd QUARTER 2003 EARNINGS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (NYSE: NUT), today reported a second quarter net loss of $185,000 or ($0.02) per Class A Unit, on revenues of $1.1 million. The second quarter marks the end of the harvest season and normally accounts for less than 5% of the total year’s harvest. In 2002, the net loss was $241,000, or ($0.03) per Class A Unit, on $662,000 in revenues. The second quarter is usually one of the year’s lowest harvest periods.

Nut revenues were $372,000 for the three months ended June 30, 2003, compared to $88,000 in the prior year, due to different weather patterns affecting the timing of the harvest. Farming service revenues were $736,000, or approximately 28% higher than the previous quarter.

For the first six months of 2003, revenues were $3.4 million and the net loss was $328,000, or ($0.04) per Class A Unit. Revenues in the first six months of 2002 were $3.2 million and the net loss was $387,000, or ($0.05) per Class A Unit.

For the third consecutive year, Australia, the world’s leading macadamia producer, has reported a disappointing crop caused by unusually harsh weather conditions. As a result of the smaller crop and less favorable currency exchange rates, imports into the United States have been reduced sharply. The scarcity of supply is expected to have a favorable effect on future macadamia prices.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

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ML Macadamia Orchards, L.P.

Income Statements (unaudited)

(in thousands, except per unit data)

	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Macadamia nut sales	$372	$88	$1,403	$1,722
Contract farming revenue	736	574	2,010	1,549
Total revenues	1,108	662	3,414	3,271
Cost of goods and services sold	1,040	532	3,130	2,849
Gross income	68	130	283	422
General and administrative expenses	211	307	506	657
Operating income (loss)	(143)	(177)	(223)	(235)
Interest expense	(46)	(78)	(103)	(175)
Interest income	5	19	8	38
Income (loss) before tax	(184)	(236)	(318)	(372)
Income tax expense	1	5	10	15
Net income (loss)	$(185)	$(241)	$(328)	$(387)

Net cash flow (as defined in the Partnership Agreement)	$(440)	$(568)	$(348)	$(358)

Net income (loss) per Class A Unit	$(0.02)	$(0.03)	$(0.04)	$(0.05)

Net cash flow per Class A Unit	$(0.06)	$(0.07)	$(0.05)	$(0.05)

Cash distributions per Class A Unit	$0.05	$0.05	$0.10	$0.10

Class A Units outstanding	7,500	7,500	7,500	7,500